Exhibit 10.2

AMENDMENT

TO A BINDING TERM SHEET BETWEEN LEO RODERS COMPANY AND BIO EN HOLDINGS CORP

BACKGROUND

1.	LEO and BIO entered into a Binding Term Sheet dated 26th November 2019, (the “Term Sheet” or "TS").

2.	LEO and BIO now wish to make certain amendments to the Term Sheet.

3.	This Amendment amends the Term Sheet and, subject to the amendments described in this Amendment, and compliance with the obligation and conditions set forth in the Terms Sheet, it shall remain in full force and effect.

4.	Amendments to the Term Sheet

It is agreed that the Term Sheet shall be amended as set forth below:

5.	It is agreed that Bio with Leo shall raise up to $2 million (the “Investment”) within 120 days (and not 6 has was written at the TS).

6.	The following paragraph on page 5 of the TS shall be deleted:

"After signing the final agreement and before raising the funds from the investors, Bio will transfer to LEO 400,000$ as a loan ( until the final agreement is signed between $ 100,000 200,000 US dollar to LEO) which will be paid back by Leo upon raising the funds, All details for this will be at section 4 of the contract "

Conditions "

If Leo would like to exit this contract from any reason, Leo will transfer 50% of the company shares to BIO as a penalty.

If Bio will not raise the money for Leo, the 400k which has been given to Leo as a loan will be transferred to 5% of Leo at 9M valuation".

And Shall be replaced with the following paragraph:

" Bio shall transfer to LEO a sum of $460,000 as a loan (the “Loan”) according to the following dates :

$120,000 has been already transferred prior to signature of this Amendment (through a wire of 85,000$ by BIO and additional wire of 35,000$ by Sourcing).

$340,000 shall be transferred by BIO according to the following list of payments and subject to the following preconditions:

A:	BIO and LEO shall agree within 2 days on LEO's cash flow program, including list of payments and payment schedule that the company is entitled to pay to third parties (including debt to suppliers, employees, bank and authorities). Following the signature of such cash flow by both parties, this cash flow shall be attached to this Amendment as appendix A ("the cash flow”).

B :	Bank Apoalim shall confirm in writing a re- finance of the loans of LEO to Bank Apoalim according to the following :

120,000 NIS – immediate payment ( this sum shall be transferred to LEO on 14/11/19 by Mr Kfir Ben Shoshan as a Loan)

380,000 NIS BY 31/12/19 (to be paid by LEO out from the above Loan of 340,000$ )

The balance shall be paid by LEO from 1/1/2020 to 31/12/2020 by 12 monthly installments

The Bank shall grant a credit of 100,000 NIS to LEO

Conditions:

If Leo would like to exit this contract from any reason ( other than in the event of a breach of the agreement by Bio) of if LEO shall breach its commitments under the TS and/or this amendment, Leo will transfer 50% of the company shares to BIO ( with no consideration) as a penalty without derogating of any other remedy of BIO .

If Bio will not raise the Investment for Leo, the portion of the Loan which has been received by Leo shall be either (i) converted to ordinary shares ( or preferred shares if such shares exits) of Leo at a post money valuation of $5M, or (ii) repaid be Leo no later than 90 days thereafter, this according to the sole discretion of BIO. ".

7.	All payments by LEO to third parties that are not part of the agreed cash flow shall be subject to BIO's prior written consent. In case LEO shall use the above funds (without BIO's prior approval) for purposes that are different of those agreed under the cash flow, of if LEO shall breach its commitments under the TS and/or this amendment, Leo will transfer 50% of the company shares to BIO ( with no consideration) as a penalty without derogating of any other remedy of BIO ,and the current management of the company shall personally compensate BIO for such breach.

8.	The Debt to Teddy Sagi and to C.T connection shall not be repaid by LEO , from the funds transferred to LEO by BIO.

9.	The Salary of Mr Eldad Berkowitz as LEO CEO, for 10-12/2019 and 1/2020, shall be 30,000 NIS including VAT against an invoice. By 2/2020 an employment agreement shall be signed with Eldad.

10.	The debt of LEO to its current shareholders (including to Inokim) and to Eldad (salary debt up to 10/2019) shall be converted to shares of LEO before the merger.

11.	The monthly payment to Aviv Technology shall not exceed 35000 NIS.

12.	All payment to other suppliers (that are not part of the agreed cash flow) shall be postponed at least to 3/2020 at payments schedule that shall be agreed by the parties.

13.	Funds that the LEO shall raise and/or receive beyond the above Loan shall be served to pay debt to third parties according to the cashflow, as shall be agreed by the parties.

14.	The parties shall cooperate in order to fulfill the merger of BIO and LEO as agreed under the TS and this amendment. Until the Merger, all decisions and/or actions and/or engagements of LEO beyond the normal course of action, shall be subject to BIO's prior written consent. LEO shall send BIO a weekly report regarding financial status and shall forward BIO all details and information regarding the company, that BIO shall request.

15.	In case Bio shall not transfer the payment of 340,000$ according to its commitment under this Amendment, LEO shall have the right to convert the above Loan of 460,000$ to ordinary shares of Leo at a post money valuation of $5M or to refund BIO's loan within 90 days.

16.	Until the date of the Merger, LEO shall be entitled to raise funds from investors and/or third parties. However, any such engagement shall be subject to the prior consent of BIO.

17.	For the avoidance of doubt, BIO's Loan shall have priority with regard to any other Loan and/or debt of LEO to its shareholders.

In witness whereof, we have duly affixed our signatures on 26 November 2019:

/s/ Dror Benshooshan	/s/ Barry Adika
LEO RIDERS COMPANY	BIO EN HOLDINGS CORP